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Prospectus Supplement
(To Prospectus dated May 1, 2003)

                              OLD NATIONAL BANCORP

                        5,000,000 SHARES OF COMMON STOCK

         This prospectus supplement supplements the prospectus dated May 1, 2003 of Old National Bancorp relating to the public offering and sale by selling shareholders described therein. This prospectus supplement contains information regarding the ownership of shares of our common stock beneficially owned and offered under the prospectus. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

                              SELLING SHAREHOLDERS

         The section captioned "Selling Shareholders" beginning on page 4 of the prospectus is hereby amended as follows:

         The following table provides the names and the number of shares of common stock beneficially owned by each selling shareholder as a result of our acquisition of Graham and Peat Insurance Agency, Incorporated, the maximum number of shares of common stock offered hereby and the number of shares of such common stock beneficially owned by each selling shareholder upon completion of the offering or offerings pursuant to this prospectus, assuming each selling shareholder offers and sells all of its or his/her respective shares offered hereby. Selling shareholders may, however, offer and sell all, or some or none of their shares offered hereby. Under some circumstances, the respective donees, pledges and transferees or other successors in interest of the selling shareholders may also sell the shares listed below as being held by the selling shareholders. No selling shareholder beneficially owns one percent or greater of our outstanding common stock.

                             NUMBER OF SHARES                                     NUMBER OF SHARES OF
                              OF COMMON STOCK                                        COMMON STOCK
                               BENEFICIALLY             MAXIMUM NUMBER OF       BENEFICIALLY HELD AFTER
                             OWNED PRIOR TO THE          SHARES OF COMMON          COMPLETION OF THE
        NAME                    OFFERING(1)           STOCK OFFERED HEREBY            OFFERING(2)
        ----                    ----------            --------------------            -----------
Randall T. Graham                 121,450                    3,630                      23,564
Michael L. Ottsen                  10,542                      316                       2,045

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(1)      This number includes the number of shares of our common stock held in escrow pursuant to the Agreement of Affiliation and Merger, dated as of May 22, 2003, among Old National Bancorp, Graham and Peat Insurance Agency, Incorporated, Terrill Group, Inc., Randall T. Graham and Michael L. Ottsen.
(2) This number reflects the number of shares of our common stock held in escrow pursuant to the Agreement of Affiliation and Merger, dated as of May 22, 2003, among Old National Bancorp, Graham and Peat Insurance Agency, Incorporated, Terrill Group, Inc., Randall T. Graham and Michael L. Ottsen.



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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is October 9, 2003